EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: DENNIS WELLS
DATE: SEPTEMBER 22, 2016	(513) 793-3200

LSI INDUSTRIES INC. ANNOUNCES THE
 CLOSURE OF ITS LIGHTING FACILITY IN KANSAS CITY AND THE
CONSOLIDATION OF ITS TECHNOLOGY FACILITY IN BEAVERTON, OREGON

Cincinnati, OH; September 22, 2016 – LSI Industries Inc. (NASDAQ:  LYTS) today announced that it will permanently close its LSI MidWest Lighting Inc. manufacturing facility in Kansas City, Kansas as well as consolidate its LSI Controls facility in Beaverton, Oregon into other LSI facilities.

Scheduled Plant Closing

LSI announced to its employees today the decision reached this week that it will permanently close the operations of LSI MidWest Lighting Inc. in Kansas City.  The decision is based upon the changes in lighting technology and other market forces reducing the demand for the lighting products currently produced at LSI's Kansas City location. The lighting market continues to shift away from fluorescent and other older technologies, and is rapidly moving to LED lighting solutions, which are manufactured at other LSI facilities.  LSI Lighting Solutions will continue to meet customer demand for products containing both fluorescent and high intensity discharge light sources as long as those technologies are commercially viable. The Company anticipates that the closing will occur not later than December 31, 2016.
The Company will record estimated restructuring costs totaling, in the aggregate, between $1,100,000 and $1,300,000 over the first, second and third fiscal quarters.  Restructuring costs primarily include employee-related costs (severance) and the probable impairment of manufacturing equipment, and also include plant shut down expenses, expenses related to preparation of the facility for sale, legal expenses, and other related costs.  There also will be an additional inventory write-down expense of between $300,000 and $500,000 recorded in the first quarter of fiscal 2017.  The Company owns the facility in Kansas City and expects to realize a gain when the facility is sold.  The Company expects the closure of this facility will result in annual net operating profit improvement and cost savings of approximately $1,400,000, before consideration of the restructuring and inventory write-down expenses.
Consolidation of Facility
The Company has also taken recent action to consolidate its small LSI Controls facility in Beaverton, Oregon into other LSI facilities by about September 30, 2016.  The light assembly of products in the Beaverton facility was moved to the Company's Columbus, Ohio facility, and the administrative and engineering functions were moved to an LSI facility in Cincinnati, Ohio.  A restructuring charge of approximately $368,000 will be recorded in the first quarter of fiscal 2017, with the majority of this primarily representing the costs related to the remaining period of the facility's lease and severance costs for employees who formerly worked in the Beaverton facility.  The consolidation of this facility and net reduction of employment is expected to result in annual cost savings of approximately $450,000.
Summary Comments

Dennis Wells, Chief Executive Officer and President, stated "The actions we are taking to close one facility and consolidate another, while difficult decisions, are the result of the rapid evolution of lighting to LED technology in the case of Kansas City, and of the need to more efficiently manage the business in the case of Beaverton.  As we have said before, we are committed to the lean transformation of our operations and facilities, to a culture of continuous and long-term cost reduction, and to continue the improvement in profitability that we have achieved in the past two years."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the Company's ability to maintain an effective system of internal control over financial reporting, our ability to remediate any material weaknesses in our internal control over financial reporting and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

We are a customer-centric company that positions itself as a value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Our core strategy of "Lighting + Graphics + Technology = Complete Image Solutions" differentiates us from our competitors.

We are committed to advancing solid-state LED technology to make affordable, high performance, energy-efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we provide a full range of design support, engineering, installation and project management services to our customers.

We are a vertically integrated U.S.-based manufacturer concentrating on serving customers in North America and Latin America.  Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, California, Kansas, Kentucky, New York, North Carolina, Rhode Island and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact Dennis Wells, Chief Executive Officer and President at
(513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.